Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Patrick Brennan
Mayfield Village, Ohio 44143	(440) 395-2370
http://www.progressive.com
PROGRESSIVE REVISES JUNE 2007 BALANCE SHEET
TO RECOGNIZE DECLARATION OF EXTRAORDINARY DIVIDEND
MAYFIELD VILLAGE, OHIO — July 26, 2007 — The Progressive Corporation corrected its June 30, 2007 consolidated balance sheet, which was originally issued on July 12, 2007. The correction recognizes the accrual for the future payment of the Company’s $2.00 per Common Share extraordinary cash dividend that was declared by the Board of Directors on June 13, 2007. This extraordinary dividend is payable on September 14, 2007, to shareholders of record as of the close of business on August 31, 2007. The revised balance sheet is attached to this press release and reflects the corresponding reduction in shareholders’ equity of approximately $1.4 billion, along with the recalculation of the applicable ratios (book value per share, return on equity and debt-to-total capital).
In connection with this correction, management has determined that a material weakness existed at June 30, 2007 in the Company’s internal control over financial reporting limited to the accounting for declared dividends. Subsequent to the discovery of this issue, management has implemented changes in its internal controls related to the recording of declared dividends to address this weakness and believes that the material weakness has been remediated at this time.
As previously disclosed, the extraordinary dividend is part of Progressive’s recapitalization plan that includes the June 2007 issuance of $1 billion of 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, as well as the Board’s authorization to purchase up to 100 million of the Company’s Common Shares over the next two years.
About Progressive
The Progressive Group of Insurance Companies, in business since 1937, is the country’s third largest auto insurance group and largest seller of motorcycle and personal watercraft policies based on premiums written, and is a market leader in commercial auto insurance.
Progressive is committed to becoming consumers’ #1 choice for auto insurance by providing competitive products and rates that meet drivers’ needs throughout their lifetimes, superior online and in-person customer service, and best-in-class, 24-hour claims service, including our concierge level of claims service available at service centers located in major metropolitan areas throughout the United States.
Progressive companies offer consumers choices in how to shop for, buy and manage their auto insurance policies. The Agency Business sells Progressive Drive Insurance private passenger auto insurance through more than 30,000 independent agencies. To find an agent, go to www.progressive.com. The Direct Business sells Progressive Direct® private passenger auto insurance online at www.progressive.com and by phone at 1-800-PROGRESSIVE. Both businesses also offer Progressive’s other insurance products, including Progressive Commercial, Progressive Motorcycle and Progressive Boat. Each business makes independent decisions about private passenger auto insurance product design and pricing. Progressive and Drive are registered trademarks.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR. For more information, including a guide to interpreting the monthly reporting package, please visit www.progressive.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the accuracy and adequacy of our pricing and loss reserving methodologies; the competitiveness of our pricing and the effectiveness of our initiatives to retain more customers; initiatives by competitors and the effectiveness of our response; our ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of our brand strategy and advertising campaigns relative to those of competitors; legislative and regulatory developments; disputes relating to intellectual property rights; the outcome of litigation pending or that may be filed against us; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems) and business functions; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Reported results, therefore, may appear to be volatile in certain accounting periods.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
BALANCE SHEET AND OTHER INFORMATION
(millions - except per share amounts)
(unaudited)

June
2007
CONDENSED GAAP BALANCE SHEET:[1]
Investments – Available-for-sale, at fair value:
Fixed maturities (amortized cost: $11,406.5)	$11,317.8
Equity securities:
Preferred stocks[2] (cost: $2,050.0)	2,052.4
Common equities (cost: $1,495.6)	2,532.1
Short-term investments (amortized cost: $278.0)	278.0

Total investments[3]	16,180.3
Net premiums receivable	2,617.3
Deferred acquisition costs	461.3
Other assets	1,814.7

Total assets	$21,073.6

Unearned premiums	$4,532.7
Loss and loss adjustment expense reserves	5,841.8
Other liabilities[3,4]	3,023.1
Debt[5]	2,173.1
Shareholders’ equity [4]	5,502.9

Total liabilities and shareholders’ equity	$21,073.6

Common Shares outstanding	724.1
Shares repurchased – June	4.3
Average cost per share	$23.54
Book value per share[6]	$7.60
Trailing 12-month return on average shareholders’ equity[6]	21.5%
Net unrealized pretax gains on investments	$951.0
Increase (decrease) from May 2007	$(96.4)
Increase (decrease) from December 2006	$32.8
Debt-to-total capital ratio[5,6]	28.3%
Fixed-income portfolio duration	3.4 years
Weighted average credit quality	AA
Year-to-date Gainshare factor	.75

[1]	Loss and loss adjustment expense reserves are stated gross of reinsurance recoverables on unpaid losses of $323.3 million.

[2]	As of June 30, 2007, we held certain hybrid securities and recognized a change in fair value of $.8 million as realized losses during the period we held these securities.

[3]	Amounts include net unsettled security acquisitions of $69.3 million.

[4]	Reflects the $1,448.2 million dividend payable associated with the $2.00 per Common Share extraordinary cash dividend; amount estimated based on the number of shares outstanding at June 30, 2007.

[5]	Reflects the issuance of $1 billion of 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067.

[6]	Revised to show the effect of the dividend payable.